EXHIBIT 11.1

                                          CALIFORNIA ENERGY COMPANY, INC.
                                  CALCULATION OF EARNINGS PER SHARE IN
                                     ACCORDANCE WITH INTERPRETIVE RELEASE NO.
                            34-9083 FOR THE THREE YEARS ENDED DECEMBER 31, 1993

                          (Dollars in thousands, except per share amounts)


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                                                                               1993               1992               1991
                                                                               ----               ----               ----
Actual weighted average shares outstanding for the
   period                                                                    35,454,539         33,414,139          29,847,156
Dilutive stock options and warrants using average
   market prices                                                              3,030,431          3,330,618           4,844,869
Preferred Stock                                                                       -            786,712             779,405
                                                                            -----------       ------------        ------------
Total number of shares based on shares outstanding and the assumption that dilutive stock options and warrants will be exercised at average
   stock market prices                                                       38,484,970         37,531,469          35,471,430
Additional dilutive stock options and warrants using
   ending market price                                                                -          1,282,223             992,399
                                                                            -----------        -----------        ------------
Total shares based on shares outstanding and the
   assumption that dilutive stock options and warrants
   will be exercised at ending market price                                  38,484,970         38,813,692          36,463,829
                                                                             ==========         ==========          ==========
Income before change in accounting principle and
   extraordinary item                                                       $    43,074          $  38,810           $  26,582
Cumulative effect of change in accounting principle                               4,100                  -                   -
Extraordinary item                                                                    -            (4,991)                   -
                                                                          -------------       ------------        ------------
Net income                                                                       47,174             33,819              26,582
Less:  Series C Preferred stock dividends                                       (4,630)            (4,275)                   -
                                                                           ------------        -----------        ------------
Net income available for common shares                                      $    42,544          $  29,544           $  26,582
                                                                            ===========          =========           =========
Primary earnings per share before change in
   accounting principle and extraordinary item                             $       1.00          $    0.92         $      0.75
                                                                           ============          =========         ===========

Primary earnings per share                                                 $       1.11          $    0.79         $      0.75
                                                                           ============          =========         ===========
Fully diluted earnings per share before change in
   accounting principle and extraordinary item based
   on SEC Interpretive Release No. 34-9083                                 $       1.00          $    0.89         $      0.73
                                                                           ============          =========         ===========
Fully diluted earnings per share based on SEC
   interpretive release No. 34-9083                                        $       1.11          $    0.76         $      0.73
                                                                           ============          =========         ===========
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